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                                                                    Exhibit 11.1

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                (In thousands)



The following table sets forth the computation of shares used in the calculation of income per share for the years ended December 31, 1994, 1993 and 1992. All 1993 and 1992 amounts presented have been restated to retroactively reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of Directors on April 27, 1994 for shareholders of record on May 11, 1994.


Average Shares Used in Income per Share Calculation:



                                    1994                   1993                    1992
                            ---------------------    --------------------    ----------------
                                        Fully                   Fully                  Fully
                            Primary   Diluted (A)    Primary  Diluted (A)    Primary  Diluted
                            -------   -----------    -------  -----------    -------  -------
 Weighted average
  shares outstanding
  during the year.........  112,254          --      99,418         --       84,444   84,444
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable.    6,104          --       8,942         --        9,638   12,664
  Assumed purchase of
    treasury shares.......   (1,469)         --      (1,710)        --       (5,622)  (3,910)
                            -------   ---------     -------  ---------      -------  -------

 Weighted average shares
  used in calculation.....  116,889          ==     106,650         ==       88,460   93,198
                            =======   =========     =======  =========      =======  =======


(A) Fully diluted income per share is not shown since the dilutive effect is less than three percent.